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                                                                   Exhibit 99.1


                              [CONCORD CAMERA LOGO]


CONTACT:
CONCORD CAMERA CORP.
BLAINE ROBINSON
VICE PRESIDENT FINANCE AND TREASURER
(954) 331-4238

             CONCORD CAMERA CORP. ANNOUNCES 1 FOR 5 REVERSE SPLIT OF
                  ITS COMMON STOCK EFFECTIVE NOVEMBER 21, 2006

HOLLYWOOD, FLORIDA - November 6, 2006 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ:LENS) today announced that a 1 for 5 reverse split of its issued common stock was approved by its Board of Directors and will become effective on Tuesday, November 21, 2006.

In the reverse split, each five shares of issued common stock (including treasury shares and shares held in trust) will be converted automatically into one share of common stock. Shareholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Shareholders of record as of November 20, 2006 who hold share certificates will receive instructions from the Company's transfer agent explaining the process for obtaining new post-split share certificates. Continental Stock Transfer & Trust Company will act as the exchange agent for purposes of implementing the exchange of share certificates.

In connection with the reverse split, the Board of Directors also determined to reduce the number of authorized shares of the Company's common stock from 100,000,000 shares to 20,000,000 shares.

Beginning on the effective date of the reverse split, a fifth character, "D," will be appended to the Company's symbol for 20 trading days.

ABOUT CONCORD CAMERA CORP.

Concord Camera Corp., through its subsidiaries, is a global provider of popularly priced, single-use and 35mm traditional film cameras. Concord markets and sells its cameras under the trademarks POLAROID, CONCORD and JENOPTIK through in-house sales and marketing personnel and independent sales representatives. The POLAROID trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD is a trademark and/or registered trademark of Concord Camera Corp. in the United States and/or other countries. The JENOPTIK trademark is owned by Jenoptik AG and is used by Concord under license from Jenoptik AG. Learn more about Concord Camera Corp. at www.concord-camera.com.

Except for the historical information contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the Company's business and prospects, including the risks discussed under "Risk Factors" and disclosures in the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2006 and subsequently filed reports. Such forward-looking statements include, without limitation, statements regarding expected cost reductions; anticipated or expected results of the implementation of the Company's restructuring initiatives, cost-reduction initiatives and new business initiatives; the development of its business; anticipated revenues or capital expenditures; and its ability to improve gross margin percentages on the sale of its products and projected profits or losses. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements in the future, we disclaim any intent or obligation to do so, even if our estimates change.

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